UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 8, 2013

COVIDIEN PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33259	98-0624794
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 On Hatch

Lower Hatch Street, Dublin 2, Ireland

(Address of principal executive offices)

+353 (1) 438-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

MIFSA Indenture

On April 11, 2013, Mallinckrodt International Finance S.A. (“MIFSA”), a wholly owned subsidiary of Covidien plc (“Covidien”), and Covidien International Finance S.A. (“CIFSA”), a wholly owned subsidiary of Covidien, entered into an indenture with Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), relating to the issuance by MIFSA of $300,000,000 aggregate principal amount of 3.500% senior notes due 2018 (the “2018 Notes”) and $600,000,000 aggregate principal amount of 4.750% senior notes due 2023 (the “2023 Notes” and, together with the 2018 Notes, the “Notes”). MIFSA will pay interest on the notes semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2013.

The Notes were issued and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes were issued in connection with the anticipated separation of the Pharmaceuticals business of Covidien from its other businesses, which, if completed, will involve the transfer of MIFSA to Mallinckrodt plc (“Mallinckrodt”) and the distribution of ordinary shares of Mallinckrodt to shareholders of Covidien (the “Distribution”).

The Notes will be initially guaranteed by CIFSA on an unsecured and unsubordinated basis pursuant to the Indenture (the “CIFSA Guarantee”). The CIFSA Guarantee will terminate and be automatically and unconditionally released upon the satisfaction of certain conditions, including the completion of the Distribution. Mallinckrodt will guarantee the notes on an unsecured and unsubordinated basis upon the release of the CIFSA Guarantee.

If the Distribution does not occur by December 31, 2013, or in the event that Covidien earlier determines that the conditions to the Distribution will not be satisfied by such date, the notes will be redeemed in cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

MIFSA may redeem all of the Notes at any time, and some of the Notes, from time to time, at a redemption price equal to the principal amount of the Notes redeemed plus a make-whole premium.

The Indenture contains covenants limiting the ability of MIFSA and its restricted subsidiaries (and after it becomes a guarantor, Mallinckrodt) to incur certain liens; the ability of MIFSA and its restricted subsidiaries (and after it becomes a guarantor, Mallinckrodt) to enter into sale and lease-back transactions; and the ability of MIFSA and, for so long as either guarantees the notes, CIFSA or Mallinckrodt, to merge or consolidate with any other person or sell or convey all or substantially all of its assets to any person.

The preceding summary of the terms of the Indenture is qualified in its entirety by reference to the Indenture filed as Exhibit 4.1 to this report, which is incorporated herein by reference as though fully set forth herein.

Purchase Agreement

The Notes were offered and sold pursuant to a Purchase Agreement, dated as of April 8, 2013, by and among MIFSA, CIFSA, Goldman, Sachs & Co., J.P. Morgan Securities LLC and the other several purchasers named therein.

Item 8.01.	Other Events.

On April 11, 2013, MIFSA completed the issuance and sale of the Notes. The net proceeds to MIFSA from the issuance and sale of the Notes are approximately $889.3 million. If the Distribution is completed, it is anticipated that MIFSA will retain for general corporate purposes an amount of the net proceeds of the Notes offering that, together with cash held by its subsidiaries, equals approximately $170 million, and the remainder will be retained by Covidien.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1	Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A., Covidien International Finance S.A. and Deutsche Bank Trust Company Americas, as trustee.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2013

COVIDIEN PUBLIC LIMITED COMPANY

	By:	/s/ John W. Kapples
		Name:	John W. Kapples
		Title:	Vice President and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	—	Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A., Covidien International Finance S.A. and Deutsche Bank Trust Company Americas, as trustee.